Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

General Mills, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of General Mills, Inc. of our reports dated July 26, 2007, with respect to the consolidated balance sheets of General Mills, Inc. and subsidiaries as of May 27, 2007 and May 28, 2006, and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended May 27, 2007, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of May 27, 2007 and the effectiveness of internal control over financial reporting as of May 27, 2007, which reports appear in the annual report on Form 10-K of General Mills, Inc. for the fiscal year ended May 27, 2007.

Our report dated July 26, 2007 on the consolidated financial statements refers to the Company’s change in fiscal 2007 of its classification of shipping costs, a change in its annual goodwill impairment assessment date to December 1, and the adoption of SFAS No. 123 (Revised), “Share-Based Payment” and SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Benefit Plans an amendment of FASB Statements No. 87, 88, 106, and 132(R)”.

/s/ KPMG LLP

Minneapolis, MN

January 23, 2008